Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-14504) of Engineered Support Systems, Inc. of our reports dated June 27, 2008 relating to the financial statements and supplemental schedule of the Engineered Support Systems, Inc. 401(k) & Employee Stock Ownership Plan, which appear in this Form 11-K.

/s/ RubinBrown LLP

St. Louis, Missouri
June 27, 2008